EXHIBIT 99.1
RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES 2022 THIRD QUARTER FINANCIAL RESULTS
RICHMOND, INDIANA (October 20, 2022) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced net income of $3.2 million, or $0.29 diluted earnings per share, for the third quarter of 2022, compared to net income of $3.5 million, or $0.31 diluted earnings per share, for the second quarter of 2022, and net income of $3.1 million, or $0.27 diluted earnings per share, for the third quarter of 2021. Diluted earnings per share decreased 6.5% and increased 7.4% for the third quarter of 2022 as compared to the second quarter of 2022 and the third quarter of 2021, respectively.
President’s Comments

Garry Kleer, Chairman, President and Chief Executive Officer, commented, “In the third quarter of 2022, despite unprecedented increases in short-term interest rates by the Federal Reserve, we continued to grow our loan and lease portfolios while maintaining profitability and returning excess capital to shareholders through dividends and share repurchases. As we enter the final quarter of the year, we believe we are well-positioned to deliver for our shareholders while continuing to invest in our people, businesses and communities.”

Third Quarter Performance Highlights:
•Assets totaled $1.3 billion at September 30, 2022, June 30, 2022 and December 31, 2021.
•Loans and leases, net of allowance, totaled $915.5 million at September 30, 2022, compared to $891.9 million at June 30, 2022, and $832.8 million at December 31, 2021.
•Nonperforming loans and leases totaled $8.5 million, or 0.92% of total loans and leases, at September 30, 2022, compared to $8.1 million, or 0.89% at June 30, 2022, and $8.0 million, or 0.95% at December 31, 2021.
•The allowance for loan and lease losses totaled $12.6 million, or 1.35% of total loans and leases outstanding, at September 30, 2022, compared to $12.4 million, or 1.37% of total loans and leases outstanding, at June 30, 2022 and $12.1 million, or 1.43% of total loans and leases outstanding, at December 31, 2021.
•The provision for loan and lease losses totaled $200,000 in the quarters ended September 30 and June 30, 2022, and totaled $500,000 in the third quarter of 2021.
•Deposits totaled $958.6 million at September 30, 2022, compared to $945.3 million at June 30, 2022 and $900.2 million at December 31, 2021. At September 30, 2022, noninterest bearing deposits totaled $114.8 million or 12.0% of total deposits, compared to $116.8 million or 12.4% of total deposits at June 30, 2022, and $114.3 million or 12.7% of total deposits at December 31, 2021.
•Stockholders’ equity totaled $125.0 million at September 30, 2022, compared to $138.9 million at June 30, 2022, and $180.5 million at December 31, 2021. The Company’s equity to assets ratio was 9.8% at September 30, 2022.
•Net interest income decreased $36,000 or 0.3% to $10.5 million for the three months ended September 30, 2022, compared to net interest income of $10.5 million for the prior quarter, and increased $555,000 or 5.6% from $10.0 million for the comparable quarter in 2021.
•Annualized net interest margin was 3.39% for the current quarter, compared to 3.45% in the preceding quarter and 3.42% the third quarter a year ago.
•The Company repurchased 45,689 shares of common stock at an average price of $14.17 per share during the quarter ended September 30, 2022.
•The Bank’s Tier 1 capital to total assets was 11.29%, well in excess of all regulatory requirements at September 30, 2022.
Income Statement Summary
Net interest income before the provision for loan and lease losses decreased $36,000, or 0.3%, to $10.5 million in the third quarter of 2022, compared to $10.5 million in the second quarter of 2022, and increased $555,000, or 5.6%, from $10.0 million in the third quarter of 2021. The decrease from the second quarter of 2022 was due to a 10 basis point decrease in the average interest rate spread, offset by a $15.5 million increase in average interest earning assets during the third quarter of 2022. The increase from the comparable quarter in 2021 was due to an increase in average interest earning assets of $74.1 million during the third quarter of 2022 versus the comparable quarter of 2021.
Interest income increased $722,000, or 5.8%, to $13.2 million during the quarter ended September 30, 2022, compared to the quarter ended June 30, 2022 and increased $1.3 million, or 10.7%, compared to the quarter ended September 30, 2021. Interest income on loans and leases increased $620,000, or 5.8%, to $11.3 million for the quarter ended September 30, 2022 compared to $10.7 million in the second quarter of 2022, due to a $32.8 million increase in the average balance of loans and leases, and an increase of ten basis points to 4.98% in the average yield earned on loans and leases. Interest income on loans and leases increased $864,000, or 8.3%, in the third quarter of 2022 compared to the third quarter of 2021, due to an increase in the average balance of loans and leases of $124.1 million, partially offset by a 34 basis point decrease in the average loan and lease yield.

Interest income on investment securities, excluding FHLB stock, increased $55,000, or 3.3%, to $1.7 million during the quarter ended September 30, 2022, compared to the quarter ended June 30, 2022, and increased $324,000, or 23.4%, from the comparable quarter in 2021. The increase in interest income on investment securities, excluding FHLB stock, in the third quarter of 2022 from the second quarter of 2022 was due to a 15 basis point increase in the average yield earned on investment securities to 2.20%, partially offset by a $11.8 million decrease in average balance of investment securities. The increase in interest on investment securities, excluding FHLB stock, in the third quarter of 2022 from the third quarter of 2021 was due to a 63 basis point increase in the average yield earned on investment securities, partially offset by a $42.9 million decrease in average balance of investment securities.

Interest expense increased $758,000, or 39.9%, to $2.7 million for the quarter ended September 30, 2022 compared to the quarter ended June 30, 2022 and increased $715,000, or 36.8%, compared to the quarter ended September 30, 2021. Interest expense on deposits increased $524,000, or 41.1%, to $1.8 million for the quarter ended September 30, 2022, compared to the previous quarter and increased $545,000, or 43.5%, from the comparable quarter in 2021. The increase from the previous quarter was primarily due to a 24 basis points increase in the average rate paid on interest-bearing deposits and, to a lesser extent, a $9.7 million increase in average balance of interest-bearing deposits. The increase from the comparable quarter in 2021 was due to an increase of $122.2 million in average balance of, and a 16 basis point increase in the average rate paid on, interest-bearing deposits. The average rate paid on interest-bearing deposits was 0.86% for the quarter ended September 30, 2022, compared to 0.62% and 0.70% for the quarters ended June 30, 2022 and September 30, 2021, respectively. Interest expense on FHLB borrowings increased $234,000, or 37.5%, to $859,000 for the third quarter of 2022 compared to the previous quarter and increased $170,000, or 24.7%, from the comparable quarter in 2021 due to increases in both the average rate paid on and the outstanding balance of FHLB borrowings. The average balance of FHLB borrowings totaled $182.5 million during the quarter ended September 30, 2022, compared to $170.3 million and $179.4 million for the quarters ended June 30, 2022 and September 30, 2021, respectively. The average rate paid on FHLB borrowings was 1.88% for the quarter ended September 30, 2022, 1.47% for the quarter ended June 30, 2022, and 1.54% for the third quarter of 2021.

Annualized net interest margin decreased to 3.39% for the third quarter of 2022, compared to 3.45% for the second quarter of 2022 and 3.42% for the third quarter of 2021. The decrease in the net interest margin for the third quarter of 2022 compared to the second quarter of 2022 and the comparable quarter in 2021 was primarily due to the rate paid on interest-bearing liabilities increasing faster than the yield on interest-earning assets.

The provision for loan and lease losses totaled $200,000 for the quarters ended September 30, 2022 and June 30, 2022, and $500,000 for the quarter ended September 30, 2021. Net charge-offs during the third quarter of 2022 were $25,000, compared to net charge-offs of $136,000 during the second quarter of 2022 and $82,000 in the third quarter of 2021. Uncertainties relating to the level of our allowance for loan losses remains heightened as a result of continued concern about a potential recession due to inflation, rising interest rates, stock market volatility and the Russia-Ukraine conflict.

Total noninterest income increased $7,000, or 0.6%, to $1.2 million for the quarter ended September 30, 2022 compared to the quarter ended June 30, 2022, and increased $39,000, or 3.4%, from the comparable quarter in 2021. The increase in noninterest income in the third quarter of 2022 from the second quarter of 2022 occurred despite a decrease in net gains on loan and lease sales. Net gains on loan and lease sales decreased $106,000, or 47.6%, to $116,000 in the third quarter of 2022 compared to the second quarter of 2022, which were offset by increases in loan and lease servicing fees, and fees earned from our participation in a loan hedging program with a correspondent bank. Loan and lease servicing fees increased $58,000 in the third quarter of 2022 compared to the second quarter of 2022 as a recovery of $114,000 to mortgage servicing rights was recorded in the third quarter of 2022 compared to a recovery of $76,000 in the second quarter of 2022, due to rising interest rates increasing the expected duration of our loans. In addition, service fees on deposit accounts increased $12,000, or 4.6%, to $260,000 for the quarter ended September 30, 2022, compared to $248,000 for the second quarter of 2022. Other income increased $47,000 in the third quarter of 2022 compared to the second quarter of 2022 primarily due to fees earned from our participation in a loan hedging program with a correspondent bank, partially offset by a reduction in letter of credit fees.

Total noninterest income increased $39,000, or 3.4% from the comparable quarter in 2021, due primarily to a $417,000, or 230.0%, increase in loan and lease servicing fees. Loan and lease servicing fees in the third quarter of 2022 reflected a recovery of $114,000 to mortgage servicing rights compared to an impairment charge of $251,000 recorded in the third quarter of 2021. Net gains on loan and lease sales decreased $441,000, or 79.1%, to $116,000 as mortgage banking activity declined primarily due to lower refinancing activity, a lower supply of houses for sale in the Bank’s market area, and increases in residential mortgage rates. Partially offsetting these decreases were increases in card fee income and service fees on deposit accounts. Card fee income increased $32,000, or 12.0%, in the third quarter of 2022 due to higher card usage. Service fees on deposit accounts increased $24,000, or 10.1%, in the third quarter of 2022 from the comparable quarter in 2021. Other income increased $78,000, or 8.7% in the third quarter of 2022 compared to the comparable quarter of 2021 primarily due to the fees earned from our participation in a loan hedging program with a correspondent bank.

Total noninterest expense increased $565,000, or 7.9%, to $7.7 million for the three months ended September 30, 2022, compared to the second quarter of 2022, and increased $878,000, or 12.8% compared to the same period in 2021. Salaries and employee benefits increased $195,000, or 4.3%, to $4.7 million for the quarter ended September 30, 2022, compared to the second quarter of 2022, and increased $493,000 compared to the quarter ended September 30, 2021. The increase in salaries and benefits in the third quarter of 2022 from the second quarter of 2022 and the quarter ended September 30, 2021 was primarily due to annual merit increases and the hiring of additional staff. Data processing fees increased $176,000, or 30.9%, to $744,000 for the quarter ended September 30, 2022, compared to the second quarter of 2022, and increased $231,000, or 45.0% compared to the third quarter of 2021. The increase in data processing fees during the current quarter compared to the second quarter of 2022 and the comparable quarter in 2021, was primarily due to continued implementation and roll out of new digital banking modules during the third quarter. The Company’s change to a new digital banking provider in the fourth quarter of 2021 also contributed to the increase in data processing fees during the current quarter compared to the comparable quarter in 2021. Other expenses increased $175,000, or 22.1% in the third quarter of 2022 compared to the prior quarter, and increased $76,000, or 8.7%, compared to the same quarter of 2021. The increase in other expenses in the third quarter of 2022 from the second quarter of 2022 primarily was due to increased telephone expense and expenses related to employee professional development. The increase in other expenses in the third quarter of 2022 from the same period in 2021 primarily was due to expenses related to employee professional development.

Income tax expense decreased $266,000 during the three months ended September 30, 2022 compared to the quarter ended June 30, 2022, and decreased $61,000 compared to the quarter ended September 30, 2021, due to a lower level of pre-tax income compared to the second quarter of 2022 and a lower effective tax rate. The effective tax rate for the third quarter of 2022 was 16.3% compared to 20.2% in the second quarter of 2022, and 18.0% in the third quarter a year ago. The decrease in the effective tax rate was due to municipal tax-free income representing a greater percentage of our pre-tax income.
Balance Sheet Summary
Total assets increased $11.0 million, or 0.9%, to $1.3 billion at September 30, 2022 from December 31, 2021. The increase was primarily the result of an $82.6 million, or 9.9%, increase in loans and leases, net of allowance, to $915.5 million and a $12.8 million, or 117.9% increase in other assets to $23.6 million at September 30, 2022. These increases were partially offset by decreases of $79.5 million or 21.7% in investment securities to $287.1 million and $3.7 million or 16.0% in cash and cash equivalents to $19.4 million at September 30, 2022.

The increase in loans and leases was attributable to an increase in commercial real estate loans, construction and development loans, and residential mortgage loans of $21.6 million, $46.4 million and $7.0 million, respectively. Commercial and industrial loans decreased $3.0 million primarily due to a decrease of $8.2 million in Paycheck Protection Program (“PPP”) loans resulting from loan forgiveness by the U.S. Small Business Administration (“SBA”). PPP loans totaled $1.2 million at September 30, 2022. Other assets increased primarily due to a $14.4 million increase in deferred tax assets due to the mark-to-market adjustment on the investment portfolio. The decrease in investment securities primarily was the result of reinvesting only a portion of normal recurring maturities and payments on securities and using the remainder to fund growth in the loan and lease portfolio.
Nonperforming loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases more than 90 days past due, totaled $8.5 million or 0.92% of total loans and leases at September 30, 2022, compared to $8.0 million or 0.95% at December 31, 2021. Accruing loans past due more than 90 days totaled $2.5 million at September 30, 2022, compared to $1.8 million at December 31, 2021.

The allowance for loan and lease losses increased $448,000, or 3.7%, to $12.6 million at September 30, 2022 from $12.1 million at December 31, 2021. At September 30, 2022 the allowance for loan and lease losses totaled 1.35% of total loans and leases outstanding, compared to 1.43% at December 31, 2021. Net charge-offs during the first nine months of 2022 were $152,000 compared to net charge-offs of $167,000 during the comparable period of 2021.
Management regularly analyzes conditions within its geographic markets and evaluates its loan and lease portfolio. The Company evaluated its exposure to potential loan and lease losses as of September 30, 2022, which evaluation included consideration of a potential recession due to inflation, rising interest rates, stock market volatility, and the Russia-Ukraine conflict. Credit metrics are being reviewed and stress testing is being performed on the loan portfolio on an ongoing basis.
Total deposits increased $58.5 million or 6.5% to $958.6 million at September 30, 2022, compared to December 31, 2021. The increase in deposits from December 31, 2021 primarily was due to an increase in brokered time deposits of $72.2 million and savings and money market accounts of $20.7 million, partially offset by a decrease in other time deposits of $32.6 million. Management attributes the shift in funds to customers anticipating potentially higher rates being paid on time deposits in 2022 in connection with the additional expected interest rate hikes by the Federal Reserve this year. Brokered time deposits totaled $194.0 million or 20.2% of total deposits at September 30, 2022. Noninterest-bearing demand deposits remained relatively unchanged at $114.8 million at September 30, 2022 compared to $114.3 million at December 31, 2021, and totaled 12.0% of total deposits at September 30, 2022.
Stockholders’ equity totaled $125.0 million at September 30, 2022, a decrease of $55.5 million or 30.8% from December 31, 2021. The decrease in stockholders’ equity from December 31, 2021 primarily was the result of a reduction in accumulated comprehensive income of $54.0 million due to a greater mark-to-market adjustment to the investment portfolio as a result of higher interest rates, the payment of $3.3 million in dividends to Company stockholders, and the repurchase of $9.6 million of Company common stock, partially offset by net income of $9.7 million.

During the quarter ended September 30, 2022, the Company repurchased a total of 45,689 shares of Company common stock at an average price of $14.17 per share. As of September 30, 2022, the Company had approximately 1,140,574 shares available for repurchase under its existing stock repurchase program. Subsequent to quarter end, the Company repurchased an additional 3,863 shares.
About Richmond Mutual Bancorporation, Inc.
Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio, and its loan production office in Columbus, Ohio.
FORWARD-LOOKING STATEMENTS:

This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company's plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the effect of the COVID-19 pandemic;; significant short-term interest rate increases by the Federal Reserve; recessionary pressures caused by inflation, Federal Reserve actions to combat inflation and ongoing supply chain disruptions caused by the Covid-19 pandemic and the Russia-Ukraine conflict; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors set forth in the Company's filings with the SEC.
The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made. Refer to the Company's periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by any forward-looking statements.
Financial Highlights (unaudited)

	Three Months Ended			Nine Months Ended
SELECTED OPERATIONS DATA:	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
(In thousands, except for per share amounts)

Interest income	$13,170	$12,448	$11,900	$37,560	$33,896
Interest expense	2,657	1,899	1,942	6,445	5,746
Net interest income	10,513	10,549	9,958	31,115	28,150

Provision for loan losses	200	200	500	600	1,430
Net interest income after provision	10,313	10,349	9,458	30,515	26,720
Noninterest income	1,184	1,176	1,145	3,475	4,313
Noninterest expense	7,723	7,158	6,844	22,214	20,701
Income before income tax expense	3,774	4,367	3,759	11,776	10,332
Income tax provision	616	882	677	2,115	1,906

Net income	$3,158	$3,485	$3,082	$9,661	$8,426

Shares outstanding	11,802	11,848	12,432	11,802	12,432
Average shares outstanding:
Basic	10,638	10,763	11,173	11,805	11,442
Diluted	10,836	11,125	11,473	11,147	11,685
Earnings per share:
Basic	$0.30	$0.32	$0.28	$0.89	$0.74
Diluted	$0.29	$0.31	$0.27	$0.87	$0.72

SELECTED FINANCIAL CONDITION DATA:	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
(In thousands, except for per share amounts)

Total assets	$1,278,606	$1,271,640	$1,256,113	$1,267,640
Cash and cash equivalents	19,352	14,419	19,576	23,038
Investment securities	287,104	310,776	334,981	366,579
Loans and leases, net of allowance	915,464	891,877	849,987	832,846
Loans held for sale	78	1,120	583	558
Premises and equipment, net	13,776	14,010	14,146	14,347
Federal Home Loan Bank stock	9,902	9,781	9,781	9,992
Other assets	32,930	29,657	27,059	20,280
Deposits	958,640	948,333	909,495	900,175
Borrowings	187,000	177,000	182,000	180,000
Total stockholder’s equity	124,972	138,945	157,343	180,481

Book value (GAAP)	$124,972	$138,945	$157,343	$180,481
Tangible book value (non-GAAP)	124,972	138,945	157,343	180,481
Book value per share (GAAP)	10.59	11.73	12.78	14.55
Tangible book value per share (non-GAAP)	10.59	11.73	12.78	14.55
The following table summarizes information relating to our loan and lease portfolio at the dates indicated:

(In thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Commercial mortgage	$282,758	$278,490	$257,755	$261,202
Commercial and industrial	96,720	106,427	96,609	99,682
Construction and development	140,035	104,832	102,123	93,678
Multi-family	107,640	121,424	116,439	107,421
Residential mortgage	141,162	135,486	135,155	134,155
Home equity	9,750	9,347	8,393	7,146
Direct financing leases	129,884	130,859	130,451	126,762
Consumer	20,806	18,229	16,130	15,905

Total loans and leases	$928,755	$905,094	$863,055	$845,951

The following table summarizes information relating to our deposits at the dates indicated:

(In thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Noninterest-bearing demand	$114,780	$119,774	$113,662	$114,303
Interest-bearing demand	162,053	166,775	166,902	164,356
Savings and money market	274,690	284,740	275,173	253,957
Non-brokered time deposits	213,164	224,069	233,703	245,808
Brokered time deposits	193,953	152,975	120,055	121,751

Total deposits	$958,640	$948,333	$909,495	$900,175

Average Balances, Interest and Average Yields/Cost. The following tables set forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated using daily balances. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material.

	Three Months Ended September 30,
	2022			2021
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$908,621	$11,302	4.98%	$784,531	$10,437	5.32%
Securities	311,273	1,711	2.20%	354,211	1,387	1.57%
FHLB stock	9,795	121	4.94%	9,081	69	3.04%
Cash and cash equivalents and other	9,722	36	1.48%	17,515	7	0.16%
Total interest-earning assets	1,239,411	13,170	4.25%	1,165,338	11,900	4.08%
Non-earning assets	40,970			38,232
Total assets	1,280,381			1,203,570

Interest-bearing liabilities:
Savings and money market accounts	280,799	569	0.81%	250,799	325	0.52%
Interest-bearing checking accounts	169,306	163	0.39%	166,138	98	0.24%
Certificate accounts	385,943	1,067	1.11%	296,954	830	1.12%
Borrowings	182,533	859	1.88%	179,413	689	1.54%
Total interest-bearing liabilities	1,018,581	2,658	1.04%	893,304	1,942	0.87%
Noninterest-bearing demand deposits	112,558			105,976
Other liabilities	7,863			22,740
Stockholders’ equity	141,379			181,550
Total liabilities and stockholders’ equity	1,280,381			1,203,570

Net interest income		$10,512			$9,958
Net earning assets	$220,830			$272,034

Net interest rate spread(1)			3.21%			3.21%
Net interest margin(2)			3.39%			3.42%
Average interest-earning assets to average interest-bearing liabilities	121.68%			130.45%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	Nine Months Ended September 30,
	2022			2021
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$878,334	$32,250	4.90%	$775,647	$30,162	5.18%
Securities	329,185	4,953	2.01%	309,776	3,512	1.51%
FHLB stock	9,827	282	3.83%	9,060	202	2.97%
Cash and cash equivalents and other	14,527	75	0.69%	23,932	20	0.11%
Total interest-earning assets	1,231,873	37,560	4.07%	1,118,415	33,896	4.04%
Non-earning assets	39,571			40,605
Total assets	1,271,444			1,159,020

Interest-bearing liabilities:
Savings and money market accounts	280,304	1,294	0.62%	242,257	921	0.51%
Interest-bearing checking accounts	168,195	371	0.29%	153,817	267	0.23%
Certificate accounts	370,249	2,657	0.96%	272,440	2,475	1.21%
Borrowings	178,762	2,123	1.58%	174,198	2,083	1.59%
Total interest-bearing liabilities	997,510	6,445	0.86%	842,712	5,746	0.91%
Noninterest-bearing demand deposits	112,448			107,596
Other liabilities	7,050			22,882
Stockholders’ equity	154,436			185,830
Total liabilities and stockholders’ equity	1,271,444			1,159,020

Net interest income		$31,115			$28,150
Net earning assets	$234,363			$275,703

Net interest rate spread(1)			3.21%			3.13%
Net interest margin(2)			3.37%			3.36%
Average interest-earning assets to average interest-bearing liabilities	123.49%			132.72%

________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	At and for the Three Months Ended
Selected Financial Ratios and Other Data:	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Performance ratios:
Return on average assets (annualized)	0.99%	1.10%	0.96%	0.87%	1.02%
Return on average equity (annualized)	8.94%	9.41%	7.15%	6.06%	6.83%
Yield on interest-earning assets	4.25%	4.07%	3.88%	3.94%	4.08%
Rate paid on interest-bearing liabilities	1.04%	0.76%	0.77%	0.82%	0.87%
Average interest rate spread	3.21%	3.31%	3.11%	3.12%	3.21%
Net interest margin (annualized)(1)	3.39%	3.45%	3.26%	3.31%	3.42%
Operating expense to average total assets (annualized)	2.41%	2.27%	2.32%	2.55%	2.26%
Efficiency ratio(2)	66.03%	61.05%	65.66%	70.99%	61.74%
Average interest-earning assets to average interest-bearing liabilities	121.68%	122.81%	126.10%	129.42%	130.45%
Asset quality ratios:
Non-performing assets to total assets(3)	0.67%	0.64%	0.64%	0.64%	0.69%
Non-performing loans and leases to total gross loans and leases(4)	0.92%	0.89%	0.92%	0.95%	1.05%
Allowance for loan and lease losses to non-performing loans and leases(4)	147.12%	153.32%	154.91%	150.76%	139.23%
Allowance for loan and lease losses to total loans and leases	1.35%	1.37%	1.43%	1.43%	1.47%
Net (recoveries) charge-offs (annualized) to average outstanding loans and leases during the period	0.01%	0.06%	—%	(0.13)%	0.04%
Capital ratios:
Equity to total assets at end of period	9.77%	10.93%	12.53%	14.27%	14.51%
Average equity to average assets	11.04%	11.72%	13.39%	14.39%	14.93%
Common equity tier 1 capital (to risk weighted assets)(5)	13.59%	15.55%	15.62%	16.02%	16.38%
Tier 1 leverage (core) capital (to adjusted tangible assets)(5)	11.29%	12.74%	12.64%	12.53%	12.76%
Tier 1 risk-based capital (to risk weighted assets)(5)	13.59%	15.55%	15.62%	16.02%	16.38%
Total risk-based capital (to risk weighted assets)(5)	14.74%	16.72%	16.81%	17.25%	17.63%
Other data:
Number of full-service offices	12	12	12	12	12
Full-time equivalent employees	184	177	177	173	175
(1)Net interest income divided by average interest-earning assets.
(2)Total noninterest expenses as a percentage of net interest income and total noninterest income, excluding net securities transactions.
(3)Non-performing assets consist of nonaccrual loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.
(4)Non-performing loans and leases consist of nonaccrual loans and leases and accruing loans and leases more than 90 days past due.
(5)Capital ratios are for First Bank Richmond.

Contacts
Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President and Chief Executive Officer
Donald A. Benziger, Exec. VP/Chief Financial Officer
(765) 962-2581